Exhibit 10.08

Form of Option Grant Agreement

THIS OPTION GRANT AGREEMENT, made as of the     day of             ,         between UNDER ARMOUR, INC. (the “Company”) and             (the “Grantee”).

WHEREAS, the Company has adopted and maintains the Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Plan”), attached hereto as Attachment A, or otherwise delivered or made available to Grantee, to promote the interests of the Company and its stockholders by providing key employees and others with an appropriate incentive to encourage them to continue in the employ or service of the Company and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the grant to Grantees of Options to purchase Stock of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, and further subject to the approval by the Company’s stockholders of the Plan, the Company hereby grants to the Grantee a non-qualified stock option (the “Option”) with respect to             shares of Stock of the Company.

2. Grant Date. The Grant Date of the Option hereby granted is             ,         .

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Option Grant Agreement, the terms and conditions of this Option Grant Agreement, as interpreted by the Committee in its sole discretion, shall govern, unless explicitly provided to the contrary in the Plan or this Option Grant Agreement. Unless otherwise indicated herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

4. Option Price. The exercise price per share of Stock underlying the Option granted hereby is $        .

5. Vesting. Except as provided in Section 9 and unless the Option has earlier terminated pursuant to this Agreement, the Option shall become exercisable as follows: 25% of the shares of Stock underlying the Option shall become exercisable on each of the first four anniversaries of the Grant Date, provided the Grantee remains employed by the Company on each such anniversary.

6. Term. Unless the Option has earlier terminated pursuant to the provisions of this Option Grant Agreement or the Plan, all unexercised portions of the Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the Grant Date.

7. Employment Confidentiality Agreement. As a condition to the grant of the Option, Grantee shall have executed and become a party to the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between Grantee and the Company (the “Confidentiality, Non-Compete and Non-Solicitation Agreement”) attached hereto as Attachment B.

8. Forfeiture. If Grantee should take any actions in violation of the Confidentiality, Non-Competition and Non-Solicitation Agreement, or in violation of any non-competition agreement entered into between the Grantee and the Company, it will be considered grounds for termination for Cause as defined in Section 9(a) of this Option Grant Agreement, and all unexercised portions of the Option, whether vested or not, will terminate, be forfeited and will lapse, as provided in Section 9(a).

9. Termination of Service.

(a) Termination of Service for Cause. Unless the Option has earlier terminated pursuant to the provisions of this Option Grant Agreement or the Plan, all unexercised portions of the Option, whether vested or unvested, will terminate and be forfeited upon a termination of the Grantee’s Service for Cause. For purposes of this Option Grant Agreement only, “Cause” shall be defined as any of the following:

i.	the Grantee’s material misconduct or neglect in the performance of his duties as determined by the Grantee’s supervisor, division head, or Chief Executive Officer of the Company;

ii.	the Grantee’s conviction by a court of competent jurisdiction, or the entry of a plea of guilty or nolo contendere by the Grantee, of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course;

iii.	the Grantee’s use of illegal drugs;

iv.	the Grantee’s material breach of this Option Grant Agreement, including but not limited to breach of the Confidentiality, Non-Compete and Non-Solicitation Agreement attached hereto as Attachment B; or

v.	any other conduct that is materially injurious to the reputation, business or business relationships of the Company.

(b) Termination of Service Upon Death or Disability. Unless the Option has earlier terminated pursuant to the provisions of this Option Grant Agreement or the Plan, all unvested portions of the Option shall immediately vest upon termination of the Grantee’s service due to death or Disability, and the Option shall terminate one hundred eighty (180) days following such termination of employment.

(c) Termination of Service other than for Cause, Death or Disability. Unless the Option has earlier terminated pursuant to the provisions of this Option Grant Agreement or the Plan, the vested portion of the Option shall terminate thirty (30) days following the termination of the Grantee’s Service for any other reason other than for Cause, death or Disability.

(d) Post Termination Exercise. The Grantee (or the Grantee’s guardian, legal representative, executor, personal representative or the person to whom the Option shall have been transferred by will or the laws of descent and distribution, as the case may be) may exercise all or any part of the vested portion of the Option during such post termination of employment period, but not later than the end of the term of the Option. Any portion of the Option which is unvested as of the date of termination of service shall immediately terminate.

Nothing in this Option Grant Agreement shall be construed as a contract of employment between the Company (or an affiliate) and Grantee, or as a contractual right of Grantee to continue in the employ of the Company (or an affiliate), or as a limitation of the right of the Company (or an affiliate) to discharge Grantee at any time for any reason, including reasons other than for Cause as defined herein.

10. Effect of a Change in Control. In the event of a Change in Control, any portion of the Option which would become vested within the twelve months following the effective date of such Change in Control had the Grantee remained employed with the Company during such twelve month period shall be immediately vested on such Change in Control.

11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Option Grant Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Option Grant Agreement, or any waiver on the part of any party or any provisions or conditions of this Option Grant Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12. Transferability of Options. During the lifetime of the Grantee, only the Grantee or a Family Member who received all or part of the Option, not for value, (or, in the event of legal incapacity or incompetence, the Grantee’s guardian or legal representative) may exercise the Option. The Option shall not be assignable or transferable by the Grantee other than to a Family Member, not for value, or by will or the laws of descent and distribution.

13. Manner of Exercise. The vested portion of the Option may be exercised, in whole or in part, by delivering written notice to the Stock Option Administrator designated by the Company. Such notice may be in electronic or other form as used by the Stock Option Administrator in its ordinary course of business and as may be amended from time to time, and shall:

(a) state the election to exercise the Option and the number of shares in respect of which it is being exercised;

(b) be accompanied by (i) cash, check, bank draft or money order in the amount of the Option Price payable to the order of the Stock Option Administrator designated by the Company; or (ii) certificates for shares of the Company’s Stock (together with duly executed stock powers) or other written authorization as may be required by the Company to transfer shares of such Stock to the Company, with an aggregate value equal to the Option Price of the Stock being acquired; or (iii) a combination of the consideration described in clauses (i) and (ii). Grantee may transfer Stock to pay the Option Price for Stock being acquired pursuant to clauses (ii) and (iii) above only if such transferred Stock (x) was acquired by the Grantee in open market transactions, (y) has been owned by Grantee for longer than six months, and (z) the Grantee is not subject to any other restrictions on transferring Company securities pursuant to Company policy or federal law.

In addition to the exercise methods described above and subject to other restrictions which may apply, the Grantee may exercise the Option through a procedure known as a “cashless exercise,” whereby the Grantee delivers to the Stock Option Administrator designated by the Company an irrevocable notice of exercise in exchange for the Company issuing shares of the Company’s Stock subject to the Option to a broker previously designated or approved by the Company, versus payment of the Option Price by the broker to the Company, to the extent permitted by the Committee or the Company and subject to such rules and procedures as the Committee or the Company may determine. Grantee may elect to satisfy any tax withholding obligations due upon exercise of the Option, in whole or in part, by delivering to the Company shares of Stock otherwise deliverable upon exercise of the Option as provided under the Plan.

14. Integration. This Option Grant Agreement, and the other documents referred to herein or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to its subject matter and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in such documents. This Option Grant Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.

15. Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, as Grantee is entitled to receive, the Company would be pleased to provide copies. Grantee should contact                     to request paper copies of these documents.

16. Counterparts; Electronic Signature. This Option Grant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Option Grant Agreement may be signed by the Company through application of an authorized officer’s signature, and may be signed by Grantee through an electronic signature.

17. Governing Law. This Option Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to the provisions thereof governing conflict of laws.

18. Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan and that the Option is subject to the terms of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Option Grant Agreement and the Option shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Option Grant Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Option Grant Agreement on his own behalf, thereby representing that he has carefully read and understands this Option Grant Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR, INC.

By:

GRANTEE

Attachment A

[Attachment A, the Under Armour, Inc. Amended and Restated 2005 Omnibus Long-Term Incentive Plan, was previously filed with the Company’s Form 10-Q for the quarterly period ending March 31, 2009 as Exhibit 10.01]

Attachment B

[Attachment B, the Form of Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between certain executives and the Company, has been separately filed with the Company’s 2011 Form 10-K as Exhibit 10.14]